Peoples Bancorp Inc. [PEBO]
Q3 2014 Earnings Conference Call
Tuesday, October 21, 2014 11:00 a.m. ET

Company Representatives:
Chuck Sulerzyski; President and CEO
Ed Sloane; CFO and Treasurer

Analysts:
Scott Siefers; Sandler O'Neill and Partners
Chris McGratty; Keefe, Bruyette & Woods
Rick Weiss; Boenning & Scattergood
Pat O'Brien; Fox Asset Management
Daniel Cardenas; Raymond James & Associates

Presentation:

Operator: Good morning and welcome to the Peoples Bancorp conference call. My name is Keith and I will be your conference facilitator today. Today's call will cover a discussion of the results of operations for the quarter ended September 30, 2014.
Please be advised, all lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period. (Operator Instructions) This call is also being recorded. If you object to this recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. Statements are based on Management's current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties called -- detailed, rather, in Peoples' Securities and Exchange Commission filings. These include, but are not limited to, success, impact and timing of strategic initiatives; successful completion and integration of planned acquisitions; the competitive nature of the financial service industry; the interest rate environment; the effect of federal and/or state banking, insurance and tax regulations; changes in economic conditions.
Management believes these forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible that actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements after this call.
Peoples' third-quarter 2014 earnings release was issued this morning and is available at peoplesbancorp.com. This call will include about 20 to 30 minutes of prepared commentary followed by a question-and- answer period which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com.
Participants in today's call will be Chuck Sulerzyski, President and Chief Financial Officer -- Chief Executive Officer, rather -- and Ed Sloane, Chief Financial Officer and Treasurer. And each will be available for questions following today's statements.
Mr. Sulerzyski, you may begin your conference.
Chuck Sulerzyski: Thank you, Keith. Good morning and thanks for joining us for a review of our third-quarter results.

It's been an exciting year for Peoples, with the announcement of four bank acquisitions. To date we have successfully completed the Midwest acquisition in May and the Ohio Heritage acquisition in August. North Akron will close this weekend, and NB&T is expected to close in the first quarter of 2015.

These four banks combined add over $1.1 billion in assets and 34 branches to our company. After all deals are complete, Peoples will exceed $3.2 billion in total assets, with 81 branch locations throughout the states of Ohio, West Virginia, and Kentucky. We will discuss these acquisitions in more detail later.

First, we begin with a review of the third quarter. Peoples reported net income of $4.2 million, or $0.33 per share. This included $1.6 million in acquisition cost, primarily related to Ohio Heritage, and $361,000 in pension settlement costs. Combined, these one-time costs reduced earnings per share by $0.10. Earnings per share were $0.33 [sic, see press release, "$0.32"] for the linked quarter, and $0.23 for the third quarter of 2013. One-time costs in the linked quarter and third quarter last year reduced earnings per share by $0.12 and $0.17, respectively.

On a year-to-date basis, net income was $12.5 million, or $1.08 per share, and included $3.2 million in acquisition cost and $1.4 million in pension settlement cost. These one-time costs reduced year-to-date earnings per share by $0.26. Without the one-time costs, we continued to experience positive operating leverage as revenue grew 17% year to date compared to prior year end -- excuse me -- compared to prior year, and expenses grew 14%. Pre-provision net revenue was $22.9 million, or 1.43% of average assets, a steady improvement compared to $18.4 million, or 1.29% of average assets for the same period last year.

Cost savings from acquisitions are contributing to our improved efficiency. Combined, annual operating cost savings from Midwest and Ohio Commerce acquisitions are estimated at $3.7 million. As we phase in the recently completed Ohio Heritage acquisition and our two pending deals over the next 12 months, we expect additional annual cost savings of approximately $12 million in the first year following their close.

Continuing our discussion around acquisitions, the Ohio Heritage deal was successfully closed and converted on August 22, and the North Akron transaction will close and convert this weekend. Integration and training efforts are now in full swing with both acquisitions. We are excited about our new partners and the expanded capabilities we can provide to their market teams and customers.

Our post-close integration process is a testament to why banks see Peoples as a good partner. It starts with taking care of our customers and employees. We provide our new partners with the capabilities and products to go to market and be successful. Our new customers and communities benefit from an increased lending capacity, exceptional system capabilities, a full suite of electronic products and well established business lines such as insurance and wealth management. These nonbanking business lines work seamlessly with our retail and commercial banking teams to meet our customers' needs.

To update you on the recently announced NB&T acquisition, we are working towards completing all required regulatory filings and approvals. Our initial timeline called for a close either in the fourth quarter 2014 or the first quarter 2015. It is now likely we will close and convert in the first quarter. Given our busy close and conversion schedules with North Akron this quarter, and planning for NB&T in the first quarter, there will be no other bank deals announced this year.

Aside from bank deals, we remain optimistic about acquisition opportunities in our insurance and investment businesses. Growth in these fee-based operations is crucial to our commitment to building the Company on a diversified platform of banking, insurance, and investments.

Our fee-based income accounted for 38% of total revenue year to date and, after our pending deals, will drop to approximately 33% of total revenue. Our long-term strategic goal is to maintain a diversified revenue stream, with 35% to 40% fee income.

Turning back to financial results, the balance sheet reflected strong organic growth in several areas during the quarter. The loan portfolio grew organically at a 6% annualized rate for the quarter, with most of the growth coming from indirect auto loan production. Commercial loans were generally flat for the quarter as the result of several large payoffs. These payoffs helped to contribute to the decrease in classified assets for the quarter.

Through the year, the loan portfolio has experienced steady organic growth at an annualized rate of 11%, which exceeded our expected growth rate of 8% to 10%. The outlook for the remainder of the year and well into next year looks positive, as our commercial pipeline continues to build. The pipeline includes over $200 million in new loans, of which $49 million are expected to fund in the fourth quarter.

Asset quality continues to trend in a favorable direction. Nonperforming assets dropped to 67 basis points of loans, plus OREO, at September 30. Loan loss recoveries exceeded loan charge-offs by $552,000 for the quarter. This was also the case year to date, as loan loss recoveries exceeded charge-offs by $280,000. Our net charge-off rate of 3 basis points during September 30, 2014, remains well below pre-crisis levels.

Deposit balances were up 12% on a linked-quarter basis and 18% for the year. Commercial non-interest-bearing checking contributed to most of the increase for the quarter, as a couple of large commercial customers increased balances during the quarter. Non-interest-bearing [DDA] balances were 27% of total deposits at quarter end compared to 26% at the end of last year.

We have seen positive results on our balance sheet from executing our strategy of shifting balances from our oversize securities portfolio into loans. Acquisitions are providing an opportunity to accelerate this effort as we evaluate each deal to either restructure or sell off all or a portion of the acquired securities portfolio.

At September 30, securities assets dropped to 29% compared to 33% at the end of last year. This asset mix strategy has helped to stabilize asset yields in 2014. Combined with the lower cost of deposits due to strong growth in non-interest-bearing DDA, we have seen a steady expansion of the net interest margin, starting in mid-2013 to the third quarter this year.

Overall, we are pleased with our third-quarter results, as our employees are working diligently to balance a strong organic growth strategy with a successful acquisition plan. The quarter highlights these efforts with a successful close of Ohio Heritage, steady improvement in core earnings, sustained organic loan growth, and favorable asset quality trends.

Now I will turn the call over to Ed for his comments on the quarter.

Ed Sloane: Thanks, Chuck.

It has been a transformative year for our company. We're executing on our strategic plan and with each passing quarter the positive results are becoming more apparent. As Chuck mentioned earlier, pre-provision net revenue, excluding one-time costs, has improved throughout the year. While this was due in part to cost takeout from acquisitions, just as apparent is the strong revenue growth we have experienced for the last several quarters.

One big driver has been a growing net interest margin in the midst of a long, sustained low interest rate environment. Third quarter last year net interest margin was 3.23% and expanded to 3.46% in the third quarter this year. The margin outperformed our expected range from the quarter in the upper 330s to low 340s.

Loan yields have stabilized year over year, while cost of funds declined steadily during this time period. Accretion from the acquisitions added approximately 12 basis points of the 23-basis-point margin expansion.

Another key driver of revenue growth has been steady performance within our fee-based businesses. Insurance income grew 15% year to date compared to prior year. This growth was due to a combination of strong core growth and performance-based contingency income, which increased $946,000 compared to last year.

Trust and investment income increased 8% and electronic banking income increased 6%. The only year-over-year decline came from mortgage banking income, as refinancing activity continued to lag well below last year.

Production levels this year fell 47% from last year. Loan refinancing activity comprised approximately 34% of total production through September of this year, down from 58% for 2013.

We are emerging from acquisitions a more efficient company. Excluding one-time costs, our efficiency ratio has improved to 69.1% year to date compared to 71.1% in the prior year. This efficiency improvement is also evident in our core operations, through a strong discipline to control costs and monitor performance at all levels of the Organization. Each of our business lines is contributing to the overall efficiency of the Company.

While we are becoming a more efficient company, there are some pressure points to deal with this year and beyond. Regulatory costs continue to grow, as requirements become more stringent and complex. Medical costs have also been on an upswing this year, due to a rise in claim activity, increasing 40% year to date compared to prior year. Costs associated with debit card security breaches are also on the rise. For the third quarter alone, these costs approached $200,000.

Turning next to the recently completed Ohio Heritage acquisition, our integration and training teams moved seamlessly from conversion to integration, putting weeks of preparation and training into practice. Our sales teams and customer support staff were well prepared to service customers with minimal interruption. With each acquisition we further refine and tighten our integration process. These experienced professionals have the capacity to integrate multiple deals during the course of a year.

From a financial perspective, we expect the Ohio Heritage acquisition to be nicely accretive to earnings, in the range of $0.12 to $0.14 per share over the next 12 months. Cost savings should approximate 37% and net interest margin should improve 5 to 7 basis points. Valuation marks on the balance sheet at close are preliminary and subject to adjustment over the next 12 quarters -- or next several quarters.

Total assets of Ohio Heritage at close were $234.9 million. Loans totaled $177.9 million and represented 76% of acquired assets. The loan portfolio was comprised of 34% commercial balances and 66% consumer balances. The securities portfolio, which totaled $25 million, was sold and a portion of the proceeds reinvested in agency mortgage-backed securities. Deposits totaled $175.3 million and were comprised of 18% non-interest-bearing DDA and 82% interest-bearing deposits.

Ohio Heritage had a balance sheet structure that was fairly neutral to changes in interest rates. On a combined basis there should be minimal impact to Peoples' interest rate risk profile.

Looking forward to the fourth quarter, we expect continued net interest margin expansion. Assuming no significant change in interest rates, we are targeting a net interest margin to be in the upper 340s. As noted earlier, Ohio Heritage will have a positive impact on margin, as will our pending North Akron acquisition, which is expected to add 4 to 6 basis points to margin on an annual basis.

Excluding one-time costs, we expect continued improvement in the efficiency ratio during the fourth quarter toward the low end of our target range of 68% to 70%. A key driver will be cost savings from the Ohio Heritage and North Akron transactions. Ohio Heritage cost savings will be fully phased in during the fourth quarter and North Akron, with an estimated cost savings rate in excess of 40%, will be fully phased in starting in the first quarter of 2015.

Finally, fourth-quarter loan growth should be consistent with the third quarter. We expect to achieve our annual organic loan growth target of 8% to 10% for 2014. The commercial loan pipeline has produced steady growth throughout the year. Consumer indirect auto production has been exceptional, as balances are up 43% so far this year and are expected to continue at this pace through the fourth quarter.
Mortgage production should continue below last year's production levels due to a significant drop in refinancing activity.

I will now turn the call back over to Chuck for his final comments.

Chuck Sulerzyski: Thanks, Ed.

As Ed and I have outlined, we are building something special at Peoples. Through acquisitions and organic growth, we are defining who we are as a company and differentiating ourselves from our competitors. It is apparent in our growth numbers.

Organic loan balances are up 13% compared to last year, and revenue is growing at a 7% to 8% pace. Checking accounts are increasing at a 5% growth rate. This growth rate compares favorably to some of the top performing banks in our region.

We are gaining market share and winning by taking care of customers with extraordinary customer service. We focus on the full relationship by sitting side by side with our customers to understand their needs. Then we provide solutions that fit their needs. Our client-facing associates go through extensive training and development to understand the products and capabilities of each of our lines of business -- commercial, retail, consumer lending, investments, and insurance. Our associates are having meaningful discussions with the customers to ensure the customer is not just getting advice, but getting the right advice.

We are confident this proven sales process will translate well in the new markets we enter through acquisitions. Our integration teams work closely with our new client-facing associates to ensure exceptional service standards are being consistently delivered by all of our sales associates. We are excited about the changes that have occurred in our company in 2014, and the positive impact it will have as we move forward to 2015.

Some specific thoughts on 2015: We are projecting organic loan growth to be sustained in the range of 5% to 7% throughout the year. Commercial loan growth is anticipated to be in the 6% to 8% range and consumer loan growth in the 3% to 5% range. Mortgage production is expected to be consistent with 2014 levels.

Asset quality trends are expected to remain favorable in 2015. We continue to experience the benefit of strong underwriting standards and a disciplined approach to managing our loan portfolio. This discipline also carries over to our acquired loan portfolios. However, as we finalize our acquisitions, we expect to experience some minor fluctuations in asset quality trends in the upcoming quarters.

Net charge-off trends have been favorable over the last couple years due to several large commercial loan recoveries. As we have experienced in 2014, gross charge-off rates are becoming more normalized, and large recoveries are diminishing. This trend is expected to continue in 2015, and we are planning for a more normalized net charge-off rate of 20 to 30 basis points to average loans.

The net interest margin outlook in 2015 is positive. Assuming no adverse movement in interest rates, we are planning to be in the low 350s during the year. We will continue our mix shift from securities into loans, with the expectation of maintaining the securities portfolio at approximately 25% of total assets.

As we move through the second quarter of 2015, most of the noise from the NB&T acquisition should be out of the numbers and cost savings fully phased in. Starting in the third quarter, and assuming no one-time costs, we are projecting our efficiency ratio to improve to below 65%.

Finally, we expect 2015 to be another busy year of acquisitions. As I indicated earlier, our focus now is around acquisitions in our insurance and investment businesses. We would be disappointed if we do not announce an insurance or investment deal by early 2015. Also, we are continuing to look at potential bank acquisition opportunities, large and small, throughout our market areas in Ohio, West Virginia, and Kentucky.

Overall, we remain committed to profitable growth of the Company and building long-term shareholder value. I am confident we will succeed through disciplined execution of our strategies and providing extraordinary service to our customers and communities.

This concludes our commentary and we will open the call for questions. Once again, this is Chuck Sulerzyski, and joining me for the Q&A session is Ed Sloane, Chief Financial Officer. I will now turn the call back to the hands of our call facilitator, Keith. Thank you.

Questions & Answers

Operator: Thank you. We will now begin the question-and-answer session. (Operator Instructions) Scott Siefers; Sandler O'Neill.

Scott Siefers: Chuck, I was hoping you could maybe expand a little on your thoughts on overall loan growth. It sounds like the pipeline should be stronger than what would be indicated by just looking at the organic growth rates for the third quarter, which were impacted by the payoffs. So it sounds like the full-year number -- I think last quarter you sort of suggested you'd meet or exceed the 8% to 10% number. Now it sounds maybe just a little bit softer. I'm wondering, is that just because of the third-quarter actual results?

And then, just as you look also to 2015, looks like a little bit of a slowdown is anticipated on an organic basis, at least relative to this year. So maybe if you can just kind of expand on all those thoughts and just sort of give us your thinking as you look over the next few quarters.

Chuck Sulerzyski: Sure. For the full year this year we will hit the 8% to 10% loan growth number. The slowdown this quarter was not in the production; the slowdown was really in the payoffs. Frankly, the payoffs, as I indicated in the script, for the most part we were glad to see go, some more questionable credit. So the portfolio quality continues to improve.

Going forward, we've had probably five, six quarters now of really great production. And we're doing it by taking share away from others. It's not that there's true demand in the marketplace. As the portfolio begins to grow we see the production level staying in the neighborhood of where it has been, but the percentage growth slightly tailing off. We're no less bullish than we were previously. We obviously don't have many bad credits left, if you look at the credit statistics, so the chances of us getting payoffs from questionable credits is not great going forward. We hope that we provide a level of service and quality to the customers that we're not surprised by good customers leaving us.

Scott Siefers: Okay, perfect. I appreciate that. And then maybe, Ed, was hoping you could give us some further thoughts on the margin specifically. So I appreciate both your and Chuck's thoughts as you look through the next several quarters. But you'll be still impacted by purchase accounting adjustments for some time. So maybe if you could direct your comments to kind of what's going on with the core margin? I think it was down a couple basis points this quarter. And I guess looking forward what are sort of the pressure points you see? And then, how much additional remix opportunity will you see? I guess you could still do a little something with the recently closed deals, and then you've got next year's close as well. So how are you looking at the puts and takes as you look at the core margin for the next few quarters?

Ed Sloane: I think really on a core basis we see it as relatively flat in terms of what happens to the margin. If I look at the accretion income that we've had this year on the acquisitions versus what we're anticipating for next year, it's comparable. And that doesn't even include any accretion income from North Akron or NB&T at this point. So I think if you look at core, that would stay relatively flat.

And then with the accretion income maybe add a little bit, and then obviously some expectation from accretion from NB&T and North Akron. So that's where we're able to move the needle somewhat in our margin overall, up into the low 350s.

But if we see an increase in interest rates, like, there's an expectation there could be middle of next year, then that could be -- a 25 basis point movement there could add another 5 to 7 basis points in net interest margin. So barring that, we would expect it to be flat or just up slightly. Does that answer your question around that?

Scott Siefers: Yes, it does. I appreciate it, Ed. All right. Thanks a lot, guys.

Operator: Chris McGratty; KBW.

Chris McGratty: Just as a follow-up to Scott, Chuck or Ed, in your asset liability disclosure in your Q, you seemed fairly asset sensitive. I was wondering if you could remind me of a couple things: One, the proportion of your loans that are fixed versus variable; and then, again, given the recent flattening of the curve, what part of the curve are you most sensitive to?

Ed Sloane: Right. I'll answer that, Chris. It's about 50/50, fixed versus variable in our loan portfolio. And in terms of where are we most sensitive, I think if you look at that 10-year -- and I think if the 10-year flattens out more and, let's say, drops down below the 2% mark, like we saw at least one point the past several days, then you could start to see a little bit of pressure on the net interest margin. But truly, if it's above that 2%, then I think, as I mentioned to Scott's question, we would see a rather flat net interest margin without the acquisitions in it.

Chris McGratty: Okay. And just so I'm clear, your guidance for next year that you provided, does that seem like kind of the consensus move in rates, that we get some sort of a move in kind of the middle to the fall?

Ed Sloane: Just ever so slight, more or less not. Like I said, we see core as being relatively flat. And what would really move the needle is accretion income around the acquisitions.

Chris McGratty: Right. Just a question on consumer growth: Can you remind me the size of the auto book, kind of the cycle, the yields, because it's obviously getting a lot of attention from the regulators for banks in general. Thanks.

Chuck Sulerzyski: And actually we just had the regulators in here that went through it. And they were very comfortable. The indirect portfolio just went over $100 million earlier this year. It's mainly A and B credit. Our rate of -- our C and D, the volume of C and D purchases, really has not changed over time. It's really kind of an A and B portfolio. And I think the average credit score is in the neighborhood of 710.

Chris McGratty: Okay. And kind of where are new yields -- it seems like you guys have fallen a little bit back on consumer in your guidance, but where are the new yields for consumer paper today at, [or are]?

Chuck Sulerzyski: What is the new deal pricing?

Chris McGratty: Yes. Like, what pricing (multiple speakers) --

Chuck Sulerzyski: In the high 3s, after the dealer premium.

Chris McGratty: Okay. All right; that's all I've got. Thanks a lot, guys.

Operator: Rick Weiss; Boenning.

Rick Weiss: When you're talking about next year's -- the charge-off rate, I think you said 20 basis points kind of to model. Would it be fair to match that with provisioning?

Chuck Sulerzyski: Yes.

Rick Weiss: Okay, great. And second question, as regard to the lending environment, are you seeing more competition this quarter than you were in the past? And also, I guess is there any more competition on pricing coming from the larger banks?

Chuck Sulerzyski: No. I mean, I think we still see some silliness here and there. And I think we walk away from time to time. I mean, if any of those large banks really want something at LIBOR plus a schmear, they can have it.

But we -- I think we feel pretty comfortable with what we're able to get and how we get it. But I can't say that the last quarter got more competitive. I would say that there's a lot of banks hungry for loans.

Rick Weiss: Okay, great. And finally, I guess, what's a good tax rate to use for modeling purposes?

Ed Sloane: 32% is a reasonable rate for the short term.

Rick Weiss: Okay, got it. Thank you very much.

Operator: (Operator Instructions) Pat O'Brien; Fox Asset Management.

Pat O'Brien: Guys, you mentioned a number, revenue growth 7% to 8%. Is that an organic number?

Ed Sloane: Yes.

Pat O'Brien: Okay. I'm calculating -- when I look at growth, growth of revenues, I look at growth of revenues per share. And I'm calculating 0% growth per share. Do you guys look at that number? And that's the number that matters to me, because I own the stock.

Chuck Sulerzyski: Yes, we do look at growth in revenue per share and earnings per share. Everything that we're doing is trying to improve the per-share performance of the Company.

Pat O'Brien: So, am I missing something here? I mean, 0% growth means -- looks like the acquired guys got 110 cents on the dollar.

Chuck Sulerzyski: I'm not following your calculation.

Ed Sloane: Pat, if you would like to -- this is Ed. If you'd like we can talk afterwards and we can go through some of the detail.

Pat O'Brien: Okay.

Ed Sloane: Because, I mean, it's hard for us to envision what you're looking at versus what we are. So it would probably be best to take that off line.

Pat O'Brien: Okay.

Chuck Sulerzyski: But our pre-provision net revenue next year is up quite handsomely. And that would translate.

Ed Sloane: Yes. I mean, I agree with Chuck's comment. We make the comment in the script that if you look at pre-provision net revenue as a percentage of assets, like an ROA, then you see that up nicely.

Pat O'Brien: Yes. I see the shares up 19%, pre-tax, pre-provision up 23%. The way I measure it it's a little bit different for -- I don't know why.

Ed Sloane: Yes, another thing, Pat, to point out to you is we completed the capital raise in I think it was April -- or, I'm sorry -- August 4th of this year. And that capital raise was done in conjunction with NB&T. So you have about 1.8 million in additional shares associated with that, so that might be diluting your number a little bit.

Pat O'Brien: That's the number. That's the number. That's what's making the calculation look funny.

Chuck Sulerzyski: Don't try to be giving me a heart attack on my earnings call. (Laughter) Thank you.

Ed Sloane: Yes, call me, Pat, if you have any more questions around that.

Pat O'Brien: Yes, I would like to go through that and how the additional capital figures into the plan to -- obviously some of the acquisitions you're making are with cash, so you're eating into excess capital by acquiring, so you have to issue more. And you're issuing it faster than you're acquiring. I mean, you have excess capital which I assume will be taken up by future acquisitions?

Chuck Sulerzyski: Well, it's hard to tell. But if we have excess capital - yes, we certainly are looking at acquisitions and I think that's a reasonable assumption.

Ed Sloane: It's part of our capital planning strategy. We look at each deal individually to determine how much cash and stock and how that fits into the overall capital structure of the Organization.

Pat O'Brien: Oh, okay. I'll give you a call later.

Ed Sloane: Okay.

Chuck Sulerzyski: Appreciate the ownership.

Pat O'Brien: Okay.

Operator: Daniel Cardenas; Raymond James.

Daniel Cardenas: Couple quick questions here. On the pension settlement charges this quarter, does that kind of finish you guys up, or could we expect maybe some more somewhere down the future?

Ed Sloane: Yes, I just, from what I know at this point, that should continue to drop off. It dropped a bit in the third quarter from the activity we had in the first half of the year. And that should come down even more from there. Next year should be much, much lighter than what we saw this year.

Daniel Cardenas: Okay. And then, in terms of integration of the transactions, is that pretty much on schedule with what you internally sketched out, or little bit ahead, little bit lower -- color there?

Chuck Sulerzyski: Yes, it's right on line, North Akron going this weekend. As mentioned in the script, NB&T is going to close and convert in the first quarter. Originally we had hopes that we could close it 12/31. That does not look possible at this time.

Daniel Cardenas: Yes. And in terms of the loan guidance you gave for 4Q, is that -- when you expect 4Q to look like 3rd Q, does that -- that's not including the 37 in there -- $36 million in the loans that paid off this quarter. Correct?

Chuck Sulerzyski: I'm not following you. On the loan side?

Daniel Cardenas: Yes, in terms of expected loan growth, is that the number that you're looking or expecting? Does that -- quarter to quarter is that going to be the same or is it going to actually factor in an additional $36 million in growth?

Ed Sloane: In payoffs?

Daniel Cardenas: Correct.

Ed Sloane: Yes. We'll factor in growth in the fourth quarter. And the expectation for the full year is to be in that targeted range of 8% to 10%.

Daniel Cardenas: All right, great. Thanks, guys.

Operator: Thank you. At this time there are no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: Yes. I want to thank everyone for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section. Thanks for your time and have a good day.

Operator: Thank you. The conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines.